EXHIBIT 99.1
                                               										NEWS

Media Contacts:	John Sousa			           Ed Van Herik
             			Dynegy			               SDG&E
             			(713) 507-3936			       (877) 866-2066
             			www.dynegy.com		        www.sdge.com

                Trudy Marshall
             			NRG Energy
             			(612) 373-5410

Investor Relations
Contacts:		     Margaret Nollen		       Clem Teng
             			Dynegy Inc.			          SDG&E
             			(713) 767-8707			       (877) 736-7727


SDG&E COMPLETES SALE OF ENCINA POWER
PLANT AND COMBUSTION TURBINES
TO DYNEGY, NRG ENERGY

SAN DIEGO, May 21, 1999 -- San Diego Gas & Electric (SDG&E) today completed the sale of its 965-megawatt Encina Power Plant in Carlsbad and 253 megawatts (MW) of combustion turbine facilities in San Diego County to Dynegy Inc. and NRG Energy Inc.

Dynegy and NRG Energy jointly paid $356 million in cash to acquire both the plant and 17 combustion-turbine generators, which are used during times of peak electricity demand. Dynegy will provide fuel-management services and market energy out of the Encina Power Plant and combustion turbines for the partnership. NRG Energy will manage the operation of the power generation assets out of its new San Diego office.

	"The sale of these two San Diego power plants is enabling us to move to a competitive marketplace for the commodity of electricity two-and-a-half years sooner than expected, a step that will benefit both our shareholders and customers," said Edwin A. Guiles, president of SDG&E. "The sale also allows us to focus more on the future of SDG&E, on becoming a world-class energy-delivery company."

Under the terms of the sale, SDG&E will operate and maintain the facility for the new owners for two years after the sale.
-more-

"The timing of the addition of these assets to our power-generation franchise enables us to capitalize on the opportunities in the California power market during the onset of the peak summer season," said Chuck Watson, chairman and chief executive officer of Dynegy. "We look forward to a strong long-term relationship with the Carlsbad community and its residents."

"This Southern California addition to our West Coast portfolio is an integral part of our strategy to focus on building our core markets in order to become one of the top players," said David Peterson, chairman, president and chief executive officer of NRG Energy. "Consistent with that leadership position, we are committed to high standards for safety, environmental performance and reliability for the communities we serve."

The Encina Power Plant began operation in 1954 and was expanded throughout the 1970s. The facility consists of five steam-generating units and an on-site combustion turbine. Other assets being sold along with the plant are substantial acreage including the outer and middle sections of the Agua Hedionda Lagoon.

Proceeds from the sale of the Encina Power Plant are being used by SDG&E to pay down the Competition Transition Charge (CTC), now on customer bills. The CTC is a line item on the bills for all customers of the state's investor-owned utilities -- SDG&E, Southern California Edison and Pacific Gas & Electric (PG&E) -- to recover the cost of past capital investments, including power plants and other generating assets, made uneconomic by the shift to a competitive market.

SDG&E has asked the California Public Utilities Commission for authority to end collection of the majority of its CTC on July 1, 1999, in part because of proceeds from the sale of its power plants. The sale of SDG&E's South Bay Power Plant in Chula Vista, Calif., to the San Diego Unified Port District was completed April 23, 1999.

The Encina Power Plant and associated combustion turbines increase the number of power generation assets owned by Dynegy in California to 21. In addition to the El Segundo and Long Beach facilities, Dynegy has natural gas-fired facilities in Bakersfield, Corona, Crockett, Stockton, and Taft. Encina and the combustion turbines increase the generating capacity of Dynegy's California assets to 3,478 MW. The capacity of Dynegy's 31 U.S. generation assets currently operating or under construction is more than 6,800 gross MW.
-more-

Dynegy (NYSE: DYN), formerly known as NGC Corp., is one of the country's leading marketers of energy products and services. The name Dynegy reflects the company's evolution from a natural gas marketing company to a dynamic energy company with a fully integrated energy network to meet the growing challenges of the energy market of the future. Through its leadership position in gathering, processing, transportation, independent power generation, and marketing of energy, the company provides energy solutions to its customers located primarily in North America and the United Kingdom.

NRG is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally sensitive power plants. Established in 1989, NRG has a high quality portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG is involved in over 16,000 MW of projects utilizing diverse fuel types including natural and landfill gas, hydro, and solid fuels such as coal, lignite, biomass and refuse-derived fuel.

San Diego Gas & Electric (SDG&E) is a public utility that provides service to
3 million consumers through 1.2 million electric meters and 720,000 natural gas meters in San Diego and southern Orange counties. SDG&E is a subsidiary of Sempra Energy (NYSE: SRE), a Fortune 500 energy services holding company based in San Diego.
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